Filed Pursuant to Rule 424(b)(4)
Registration No. 333-191834
Registration No. 333-191856

Prospectus

7,763,732 Shares

Common Stock

Guidewire Software, Inc. is offering 7,763,732 shares of its common stock.

Our common stock is listed on The New York Stock Exchange under the symbol “GWRE”. The closing price of our common stock as reported on The New York Stock Exchange on October 22, 2013 was $49.24 per share.

	Per Share	Total
Public offering price	$48.75000	$378,481,935
Underwriting discounts and commissions	$1.80375	$14,003,832
Proceeds to Guidewire Software, Inc., before expenses	$46.94625	$364,478,103

We have granted the underwriters a 30-day option to purchase up to an additional 1,164,559 shares of common stock from us.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about October 28, 2013.

J.P. Morgan	Deutsche Bank Securities

UBS Investment Bank	Stifel	Pacific Crest Securities

October 22, 2013

You should rely only on the information contained in this prospectus and in any related free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus and the incorporated documents. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus and the documents incorporated herein by reference carefully, including the section titled “Risk Factors” below, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and our financial statements and accompanying notes contained in those reports, before making an investment decision. Unless the context otherwise requires, we use the terms “Guidewire,” “we,” “us,” “the Company” and “our” in this prospectus to refer to Guidewire Software, Inc. and its subsidiaries.

Overview

Guidewire Software, Inc. is a provider of software products for Property & Casualty (“P&C”) insurers. Our solutions serve as the transactional systems-of-record for, and enable the key functions of a P&C insurance carrier’s business: underwriting and policy administration, claims management and billing. Since our inception, our mission has been to empower P&C insurance carriers to transform and improve their businesses by replacing their legacy core systems with our innovative modern software platform. Our solutions enable our customers to respond to evolving market needs, while improving the efficiency of their core operations, thereby increasing their revenues and reducing their costs.

We have developed an integrated suite of highly configurable applications that support our customers’ most fundamental business processes. Our software product architecture enables extensive configurability of business rules, workflows and user interfaces without modifications to the underlying code base. This approach allows our customers to easily make changes in response to specific, evolving business needs. More recently, we have created, and are investing in, adjacent products to our core solutions, which provide added value to our customers.

Our solutions are delivered through a web-based interface and can be deployed either on-premise or in cloud environments. Our customers typically choose to deploy our solutions on-premise due to security requirements and numerous integration points with other systems. To support the global operations of our customers, our software has been localized for use in a variety of international regulatory, language and currency environments.

Our Guidewire InsuranceSuite enables core P&C insurance operations and is comprised of:

•	Guidewire PolicyCenter—A flexible underwriting and policy administration application that serves as a comprehensive system-of-record for policies and supports the entire policy lifecycle;

•	Guidewire ClaimCenter—An end-to-end claims management application for claim intake, assessment, settlement and processing of related financial transactions; and

•	Guidewire BillingCenter—A comprehensive billing and receivables application that enables flexible billing, payment and commission options.

Our more recent product initiatives include:

•	InsuranceSuite Add-on Modules—Additional modules which add additional flexibility and functionality to our core products.

•

Data Management and Business Intelligence—Tools to assist insurers to better map and convert data into the new core systems and to create a central data hub that can keep downstream processes intact and deliver an enterprise-wide view and insights to fine-tune the business.

•

Guidewire Live—A cloud-based network connecting peer insurers, core system data and external data. Customers access Guidewire Live through applications which enable more informed, context-driven decisions and actions.

Strong customer relationships are a key component of our business which supports the long-term nature of our contracts and importance of customer references for new sales. Our customers range from some of the largest global insurance carriers or their subsidiaries such as Tokio Marine & Nichido Fire Insurance Co., Ltd. and Zurich Financial Services Group Ltd. to national carriers such as Nationwide Mutual Insurance Company to regional carriers such as AAA affiliates. As of July 31, 2013, we had 158 customers.

We began our principal business operations in 2001 and sold the initial versions of ClaimCenter in 2003, PolicyCenter in 2004 and BillingCenter in 2006. We conducted our initial public offering of our common stock on January 25, 2012 and our follow-on public offering of our common stock on April 19, 2012. We primarily generate software license revenues through annual license fees that recur during the multi-year term of a customer’s contract. The average initial length of our contracts is approximately five years, and these contracts are renewable on an annual or multi-year basis. We typically invoice our customers annually in advance or, in certain cases, quarterly for both recurring term license and maintenance fees, and we invoice our perpetual license customers either in full at contract signing or on an installment basis and we invoice related maintenance fees annually, in advance. We primarily derive our services revenues from implementation and training services performed for our customers. A significant majority of services are billed on a time and materials basis and recognized as revenues upon delivery of the services.

Corporate history and information

We were incorporated in Delaware in 2001. Our principal executive offices are located at 1001 East Hillsdale Blvd., Suite 800, Foster City, California 94404, and our telephone number is (650) 357-9100. Our website address is www.guidewire.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our common stock.

“Guidewire”, “Guidewire Software”, “Guidewire BillingCenter”, “Guidewire ClaimCenter”, “Guidewire PolicyCenter”, “Guidewire InsuranceSuite” and “Gosu” are registered or common law trademarks or service marks of Guidewire Software, Inc. This prospectus also contains additional trade names, trademarks, and service marks of ours and of other companies. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies. We have omitted the ® and ™ designations, as applicable, for the trademarks we name in this prospectus.

THE OFFERING

Common stock offered by Guidewire	7,763,732 shares

Option to purchase additional shares from us	The underwriters have a 30-day option to purchase up to an additional 1,164,559 shares of common stock from us.

Common stock to be outstanding after this offering	65,673,009 shares, or 66,837,568 shares if the underwriters exercise in full their option to purchase additional shares from us, based on the number of shares of common stock outstanding as of July 31, 2013.

Use of proceeds	We estimate that the net proceeds to us from the sale of the shares of common stock offered by us will be approximately $363.9 million, or approximately $418.6 million if the underwriters’ option to purchase additional shares from us is exercised in full, based on the public offering price of $48.75 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures. In addition, we may use a portion of the net proceeds for potential acquisitions of businesses, products or technologies, although we have no current agreements or understandings with respect to any such transactions.

See the section captioned “Use of Proceeds” for additional information.

NYSE symbol	“GWRE”

The number of shares of our common stock to be outstanding following this offering is based on 57,909,277 shares of our common stock outstanding as of July 31, 2013 and excludes:

•	3,763,228 shares of common stock issuable upon the exercise of options outstanding with a weighted average exercise price of $6.74 per share;

•	3,921,101 shares of common stock issuable upon the vesting of outstanding restricted stock units, or RSUs;

•	106,500 shares of common stock issuable upon the vesting of outstanding performance share units, or PSUs; and

•	9,194,058 shares of our common stock reserved for future issuance under our 2011 Stock Plan and any future increase in shares reserved for issuance under such plan.

Unless otherwise noted, the information in this prospectus reflects and assumes no exercise by the underwriters of their option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. You should read the following summary consolidated financial data in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013, incorporated by reference into this prospectus. We derived the income statement data for the years ended July 31, 2013, 2012 and 2011 and the balance sheet data as of July 31, 2013 from our audited consolidated financial statements incorporated by reference in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

	Fiscal Years Ended July 31,
	2013	2012	2011
	(in thousands, except per share data)
Total revenues	$300,649	$232,061	$172,472
Total cost of revenues(1)	131,743	91,410	68,344

Total gross profit	168,906	140,651	104,128

Operating expenses:
Research and development(1)	66,346	50,462	34,773
Sales and marketing(1)	53,301	38,254	28,950
General and administrative(1)	32,414	28,336	23,534
Litigation provision	—	—	10,000

Total operating expenses	152,061	117,052	97,257

Income from operations	16,845	23,599	6,871
Interest income, net	498	308	156
Other income (expenses), net	(131)	(728)	1,269

Income before provision for income taxes	17,212	23,179	8,296
Provision for (benefit from) income taxes	1,829	7,979	(27,262)

Net income	15,383	15,200	35,558

Earnings per share:
Basic	$0.27	$0.29	$0.83
Diluted	$0.25	$0.25	$0.76
Shares used in computing earnings per share:(2)
Basic	56,331,018	34,774,983	14,064,055

Diluted	61,943,087	41,509,185	17,763,859

(1)	Includes stock-based compensation as follows:

	Fiscal Years Ended July 31,
	2013	2012	2011
	(in thousands)
Cost of maintenance revenue	$1,217	$379	$120
Cost of services revenue	12,493	3,741	1,264
Research and development	9,131	3,759	1,372
Sales and marketing	5,970	2,936	903
General and administrative	9,588	7,443	3,021

Total stock-based compensation expenses	$38,399	$18,258	$6,680

(2)	See Note 4 to our audited consolidated financial statements for an explanation of the calculations of our actual basic and diluted earnings per share attributable to common stockholders.

Four-Quarter Recurring Revenues

We measure four-quarter recurring revenues by adding the total term license revenues and total maintenance revenues recognized in the preceding four quarters ended in the stated period and excluding perpetual license revenues, revenues from perpetual buyout rights and services revenues. This metric allows us to better understand the trends in our recurring revenues because it typically reduces the variations in any particular quarter caused by seasonality, the effects of the annual invoicing of our term licenses and certain effects of contractual provisions that may accelerate or delay revenue recognition in some cases. Our four-quarter recurring revenues for each of the nine periods presented were:

	Four Quarters Ended
	July 31, 2013	April 30, 2013	January 31, 2013	October 31, 2012	July 31, 2012	April 30, 2012	January 31, 2012	October 31, 2011	July 31, 2011
	(in thousands)
Term license revenues	$112,863	$95,303	$92,792	$83,114	$74,869	$70,165	$70,871	$64,174	$60,541
Total maintenance revenues	37,561	35,548	34,207	31,802	29,538	27,581	25,412	23,818	21,321

Total four-quarter recurring revenues	$150,424	$130,851	$126,999	$114,916	$104,407	$97,746	$96,283	$87,992	$81,862

Adjusted EBITDA

We believe Adjusted EBITDA, a non-GAAP measure, is useful, in addition to other financial measures presented in accordance with GAAP, in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary for different companies for reasons unrelated to overall operating performance. We believe that:

•

Adjusted EBITDA provides investors and other users of our financial information consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations and facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and

•

it is useful to exclude non-cash charges, such as depreciation and amortization, stock-based compensation and one-time charges such as our litigation provision from Adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and these expenses can vary significantly between periods.

We use Adjusted EBITDA in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors regarding our financial performance.

Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using non-GAAP financial measures, including that other companies may calculate these measures differently than we do. We compensate for the inherent limitations associated with using Adjusted EBITDA through disclosure of these limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income.

The following provides a reconciliation of net income to Adjusted EBITDA:

	Fiscal Years Ended July 31,
	2013	2012	2011
	(unaudited, in thousands)
Net income	$15,383	$15,200	$35,558
Non-GAAP adjustments:
Provision for (benefit from) income taxes	1,829	7,979	(27,262)
Other (income) expense, net	131	728	(1,269)
Interest income, net	(498)	(308)	(156)
Litigation provision	—	—	10,000
Depreciation and amortization	4,821	2,917	2,226
Stock-based compensation	38,399	18,258	6,680

Adjusted EBITDA	$60,065	$44,774	$25,777

The following table presents our summary consolidated balance sheet data as of July 31, 2013 on:

•	on an actual basis;

•

an as adjusted basis to give effect to our receipt of the net proceeds from our sale of 7,763,732 shares of common stock in this offering, at the offering price of $48.75 per share, after deducting estimated underwriting discounts and commissions applicable to our sale of shares and estimated offering expenses payable by us.

	Actual	As Adjusted
Consolidated Balance Sheet Data:
Cash and cash equivalents	$79,767	$443,695
Working capital	135,309	499,237
Short-term and long-term investments	127,972	127,972
Total assets	312,270	676,198
Total liabilities	83,841	83,841
Total stockholders’ equity	228,429	592,357

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all other information set forth or incorporated by reference in this prospectus and any related free writing prospectus. The following risks and the risks described elsewhere or incorporated by reference in this prospectus, including in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 incorporated by reference into this prospectus, could materially harm our business, financial condition, operating results, cash flow and prospects. If that occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We may experience significant quarterly and annual fluctuations in our results of operations due to a number of factors.

Our quarterly and annual results of operations may fluctuate significantly due to a variety of factors, many of which are outside of our control. This variability may lead to volatility in our stock price as research analysts and investors respond to quarterly fluctuations. In addition, comparing our results of operations on a period-to-period basis, particularly on a sequential quarterly basis, may not be meaningful. You should not rely on our past results as an indication of our future performance.

Factors that may affect our results of operations include:

•	structure of our licensing contracts, including fluctuations in perpetual licenses from period to period;

•	the timing of new orders and revenue recognition for new and prior year orders;

•	seasonal buying patterns of our customers;

•	our ability to increase sales to and renew agreements with our existing customers, particularly larger customers, at comparable prices;

•	our ability to renew existing contracts for multiple year terms versus annual automatic renewals;

•	our ability to attract new customers, particularly larger customers, in both domestic and international markets;

•	our ability to enter into contracts on favorable terms, including terms related to price, payment timing and product delivery;

•	volatility in the sales of our products and timing of the execution of new and renewal agreements within such periods;

•	commissions expense related to large transactions;

•	bonus expense based on the bonus attainment rate;

•	the lengthy and variable nature of our product implementation cycles;

•	reductions in our customers’ budgets for information technology purchases and delays in their purchasing cycles, particularly in light of recent adverse global economic conditions;

•	our ability to control costs, including our operating expenses;

•	any significant change in our facilities-related costs;

•	the timing and cost of hiring personnel and of large expenses such as those for trade shows and third-party professional services;

•	the timing and amount of an additional litigation settlement payment, if any;

•	stock-based compensation expenses and related payroll taxes, which vary along with changes to our stock price;

•	general domestic and international economic conditions, in the insurance industry in particular;

•	fluctuations in foreign currency exchange rates;

•	future accounting pronouncements or changes in our accounting policies; and

•

the impact of a recession or any other adverse global economic conditions on our business, including uncertainties that may cause a delay in entering into or a failure to enter into significant customer agreements.

In addition, our revenue may fluctuate if our customers make an early payment of their annual fees.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly and annual results of operations. Any failure to adjust spending quickly enough to compensate for a revenues shortfall could magnify the adverse impact of such revenues shortfall on our results of operations. Failure to achieve our quarterly forecasts or to meet or exceed the expectations of research analysts or investors will cause our stock price to decline.

Seasonal sales patterns and other variations related to our revenue recognition may cause significant fluctuations in our results of operations and cash flows and may prevent us from achieving our quarterly or annual forecasts, which may cause our stock price to decline.

We sign a significantly higher percentage of software license orders in the second and fourth quarters of each fiscal year. We generally see increased orders in our second fiscal quarter, which is the quarter ended January 31, due to customer buying patterns. We also see increased orders in our fourth fiscal quarter due to efforts by our sales team to achieve annual incentives. As a result, a significantly higher percentage of our annual license revenues have historically been recognized during those quarters. Since a substantial majority of our license revenues recur annually under our multi-year contracts, we expect to continue to experience this seasonality effect in subsequent years.

Notwithstanding the fact that we generally see increased licensing orders in our second and fourth fiscal quarters, we expect to see additional quarterly revenue fluctuations that may, in some cases, mask the impact of these expected seasonal variations. Our quarterly growth in license revenues also may not match up to new orders we receive in a given quarter. This mismatch is primarily due to the following reasons:

•	for the initial year of a multi-year term license, we generally recognize revenues when payment is due and payment may not be due until a subsequent fiscal quarter;

•	we may enter into license agreements with specified terms for product upgrades or functionality, which may require us to delay revenue recognition for the initial period; and

•	we may enter into license agreements with other contractual terms that may affect the timing of revenue recognition.

Our revenues may fluctuate versus comparable prior periods or prior quarters within the same fiscal year based on when new orders are executed in the quarter and the payment terms of each order. For example, in the first quarter of fiscal year 2013, our license revenues were higher than expected under typical seasonal patterns because we recognized $3.2 million of non-recurring revenues related to prior year orders as a result of the attainment of the required revenue recognition criteria. We expect typical seasonal patterns to return in fiscal year 2014 and for our license revenues in the first quarter of fiscal year 2014 to be lower than license revenues for the first quarter of fiscal year 2013. Additionally, our revenues may fluctuate if our customers make an early payment of their annual fees. Our ability to renew existing contracts for multiple year terms versus annual automatic renewals may also impact revenue recognition.

We generally charge annual software license fees for our multi-year term licenses and price our licenses based on the amount of direct written premiums (“DWP”) that will be managed by our solutions. However, in certain circumstances, our customers desire the ability to purchase our products on a perpetual license basis, resulting in an acceleration of revenue recognition. Milestone payments in a perpetual license order also cause seasonal variations. Our perpetual license revenues are not consistent from period to period. In addition, a few of our multi-year term licenses provide the customer with the option to purchase a perpetual license at the end of the initial contract term, which we refer to as a perpetual buyout right. The mix of our contract terms for our licenses and the exercise of perpetual buyout rights at the end of the initial contract term by our customers may lead to variability in our results of operations. Increases in perpetual license sales and exercises of perpetual buyout rights by our customers may affect our ability to show consistent growth in license revenues in subsequent periods. Reductions in perpetual licenses in future periods could cause adverse period-to-period comparisons of our financial results.

In addition, because we price our products based on the amount of DWP that will be managed by our solutions, license revenues from each customer may fluctuate up or down based upon insurance policies sold by the customer in the preceding year. If we enter into a new territory, our revenue recognition pattern may change, depending on the contractual terms and local laws and regulations. Seasonal and other variations related to our revenue recognition may cause significant fluctuations in our results of operations and cash flows, may make it challenging for an investor to predict our performance on a quarterly basis and may prevent us from achieving our quarterly or annual forecasts or meeting or exceeding the expectations of research analysts or investors, which may cause our stock price to decline.

We have relied and expect to continue to rely on orders from a relatively small number of customers in the P&C insurance industry for a substantial portion of our revenues, and the loss of any of these customers would significantly harm our business, results of operations and financial condition.

Our revenues are dependent on orders from customers in the P&C insurance industry, which may be adversely affected by economic, environmental and world political conditions. A relatively small number of customers have historically accounted for a majority of our revenues. In fiscal years 2013, 2012 and 2011, our ten largest customers accounted for 33%, 35% and 41% of our revenues, respectively. While we expect this reliance to decrease over time, we expect that we will continue to depend upon a relatively small number of customers for a significant portion of our revenues for the foreseeable future. As a result, if we fail to successfully sell our products and services to one or more anticipated customers in any particular period or fail to identify additional potential customers or an anticipated customer purchases fewer of our products or services, defers or cancels orders, or terminates its relationship with us, our business, results of operations and financial condition would be harmed. Some of our orders are realized at the end of the quarter or are subject to delayed payment terms. As a result of this concentration and timing, if we are unable to complete one or more substantial sales or achieve any required performance or acceptance criteria in any given quarter, our quarterly results of operations may fluctuate significantly.

Our services revenues produce lower gross margins than our license or maintenance revenues, and an increase in services revenues as a percentage of total revenues could adversely affect our overall gross margins and profitability.

Our services revenues were 46%, 45% and 45% of total revenues for each of fiscal years 2013, 2012 and 2011, respectively. Our services revenues produce lower gross margins than our license revenues. The gross margin of our services revenues was 12%, 19% and 18% for fiscal years 2013, 2012 and 2011, respectively, while the gross margin for license revenues was 99%, 99% and 98% for the respective periods. An increase in the percentage of total revenues represented by services revenues could reduce our overall gross margins.

The volume and profitability of our services offerings depend in large part upon:

•	price charged to our customers;

•	the utilization rate of our services personnel;

•	the complexity of our customers’ information technology environments;

•	our ability to accurately forecast the time and resources required for each implementation project;

•	the resources directed by our customers to their implementation projects;

•	our ability to hire, train and retain qualified services personnel;

•	unexpected difficulty in projects which may require additional efforts on our part without commensurate compensation;

•	our ability to manage fixed fee arrangements;

•	the extent to which system integrators provide services directly to customers; and

•	our ability to adequately predict customer demand and scale our professional services staff accordingly.

Any erosion in our services margins or any significant increase in services revenues as a percentage of total revenues would adversely affect our results of operations.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and results of operations.

The software industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. In particular, leading companies in the software industry own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. From time to time, third parties, including certain of these leading companies, may assert patent, copyright, trademark or other intellectual property claims against us, our customers and partners, and those from whom we license technology and intellectual property.

Although we believe that our products and services do not infringe upon the intellectual property rights of third parties, we cannot assure that third parties will not assert infringement or misappropriation claims against us with respect to current or future products or services, or that any such assertions will not require us to enter into royalty arrangements or result in costly litigation, or result in us being unable to use certain intellectual property. We cannot assure that we are not infringing or otherwise violating any third party intellectual property rights. Infringement assertions from third parties may involve patent holding companies or other patent owners who have no relevant product revenues, and therefore our own issued and pending patents may provide little or no deterrence to these patent owners in bringing intellectual property rights claims against us.

Any intellectual property infringement or misappropriation claim or assertion against us, our customers or partners, and those from whom we license technology and intellectual property could have a material adverse effect on our business, financial condition, reputation and competitive position regardless of the validity or outcome. If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; cease making, licensing or using our products or services that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our products or services; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or works; and to indemnify our partners, customers, and other third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. Any of these events could seriously harm our business, results of operations and financial condition. In addition, any lawsuits regarding intellectual property rights, regardless of their success, could be expensive to resolve and divert the time and attention of our management and technical personnel.

We may incur additional future expenses in connection with the settlement of our litigation with Accenture.

In December 2007, we were sued by Accenture, a competitor, in the U.S. District Court for the District of Delaware (the “Delaware Court”) over our alleged infringement of certain of their intellectual property rights and related state law claims. Over time, both parties asserted additional claims against each other. In October 2011, we agreed with Accenture to resolve all outstanding litigation. In connection with the settlement, we paid $10.0 million to Accenture with a potential additional payment based on the final outcome of Accenture’s pending appeal of the Delaware Court’s ruling of invalidity on one of Accenture’s patents. In September 2013, the United States Court of Appeals for the Federal Circuit (the “Federal Circuit”) ruled in our favor, affirming the judgment of the Delaware Court and finding Accenture’s patent invalid. Accenture has requested a rehearing by the full Federal Circuit sitting en banc and may still request United States Supreme Court review. If Accenture is allowed to appeal and is ultimately successful, then we have agreed to pay Accenture an additional $20.0 million. Otherwise, no further payments would be due in connection with the settlement. Our patent litigation with Accenture and the terms of the settlement are further described in the section titled “Legal Proceedings” in this prospectus.

We may expand through acquisitions of or partnerships with other companies, which may divert our management’s attention and result in unexpected operating and technology integration difficulties, increased costs and dilution to our stockholders.

In May 2013, we acquired Millbrook, Inc., a complementary business, and in September 2013, we announced a strategic alliance with Mitchell, Inc., a business which also services the P&C industry. In the future, our business strategy may include additional acquisitions of complementary software, technologies or businesses or alliances with businesses offering the same. Acquisitions and alliances may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties in assimilating or integrating the businesses, technologies, services, products, personnel or operations of the acquired companies, especially if the key personnel of the acquired company choose not to work for us, and we may have difficulty retaining the existing customers or signing new customers of any acquired business. Acquisitions and alliances may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our current business. We also may be required to use a substantial amount of our cash or issue equity securities to complete an acquisition or realize the potential of an alliance, which could deplete our cash reserves and dilute our existing stockholders. Following an acquisition or the establishment of an alliance offering new products, we may be required to defer the recognition of revenues that we receive from the sale of products that we acquired or that result from the alliance, or from the sale of a bundle of products that includes such new products, if we have not established vendor-specific objective evidence (“VSOE”) for the undelivered elements in the arrangement. A delay in the recognition of revenues from sales of acquired or alliance products, or bundles that include the same, may cause fluctuations in our quarterly financial results and may adversely affect our operating margins.

Additionally, competition within the software industry for acquisitions of businesses, technologies and assets has been, and may in the future continue to be, intense. As such, even if we are able to identify an acquisition that we would like to consummate, the target may be acquired by another strategic buyer or financial buyer such as a private equity firm, or we may otherwise not be able to complete the acquisition on commercially reasonable terms, if at all. Moreover, the anticipated benefits of any acquisition, including our revenues or return on investment assumptions, may not be realized or we may be exposed to unknown liabilities as a result of such acquisition.

We face intense competition in our market, which could negatively impact our business, results of operations and financial condition and cause our market share to decline.

The market for our core insurance system software is intensely competitive. Our implementation cycle is lengthy, variable and requires the investment of significant time and expense by our customers. We compete with legacy systems, many of which have been in operation for decades. Maintaining these legacy systems may be so time consuming and costly for our customers that they do not have adequate resources to devote to the purchase and implementation of our products. We also compete against technology consulting firms that offer software and systems or develop custom, proprietary products for the P&C insurance industry. These consulting firms generally have greater name recognition, larger sales and marketing budgets and greater resources than we do and may have pre-existing relationships with our potential customers, including relationships with, and access to, key decision makers within these organizations. We also encounter competition from small independent firms that compete on the basis of price, custom developments or unique product features or functions and from vendors of software products that may be customized to address the needs of P&C insurance carriers.

We expect the intensity of competition to remain high in the future as new companies enter our markets and existing competitors develop stronger capabilities. Such intense competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses, and failure to increase, or the loss of, market share, any of which could harm our business, results of operations and financial condition. Our competitors may be able to devote greater resources to the development, promotion and sale of their products than we can to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs and achieve wider market acceptance. We may not be able to compete effectively and competitive pressures may prevent us from acquiring and maintaining the customer base necessary for us to increase our revenues and profitability.

Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. Current or potential competitors may be acquired by third parties with greater available resources, such as Accenture’s acquisition of Duck Creek Technologies, Inc. in July 2011. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of other opportunities more readily or develop and expand their product and service offerings more quickly than we do. Additionally, they may hold larger portfolios of patents and other intellectual property rights as a result of such acquisitions. If we are unable to compete effectively for a share of our market, our business, results of operations and financial condition could be materially and adversely affected.

Certain of our software products may be deployed through cloud-based implementations, and if such implementations are compromised by data security breaches or other disruptions, our reputation could be harmed, and we could lose customers or be subject to significant liabilities.

Although our software products typically are deployed on our customers’ premises, some of our products are deployed in cloud-based environments we maintain and some of our products may be deployed in our customers’ cloud-based environments, in which our products and associated services are made available using an Internet-based infrastructure. In cloud deployments, our infrastructure and the infrastructure of third-party service providers used by both ourselves and our customers may be vulnerable to hacking incidents, other security breaches, computer viruses, telecommunications failures, power loss, other system failures and similar disruptions.

Any of these occurrences, whether intentional or accidental, could lead to interruptions, delays or cessation of operation of our servers or the servers of third-party service providers’ used by our customers, and to the unauthorized use or access of our software and proprietary information and sensitive or confidential data stored or transmitted by our products. The inability of service providers used by our customers, or our own inability, to provide continuous access to hosted services, and to secure hosted services and associated customer information from unauthorized use, access or disclosure, could cause us reputational harm, loss of customers and could expose us to significant liability, all of which could harm our business, financial condition and results of operations.

If our products experience data security breaches, and there is unauthorized access to our customers’ data, we may lose current or future customers and our reputation and business may be harmed.

Our products are used by our customers to manage and store proprietary information and sensitive or confidential data relating to their businesses. Although we maintain security features in our products, our security measures may not detect or prevent hacker interceptions, break-ins, security breaches, the introduction of viruses or malicious code, and other disruptions that may jeopardize the security of information stored in and transmitted by our products. A party that is able to circumvent our security measures in our products could misappropriate our or our customers’ proprietary or confidential information, cause interruption in operations, damage or misuse of computer systems, and misuse any information misappropriated.

If any compromise of the security of our products were to occur, we may lose customers and our reputation, business, financial condition and results of operations could be harmed. In addition, if there is any perception that we cannot protect our customers’ proprietary and confidential information, we may lose the ability to retain existing customers and attract new customers and our revenues could decline.

Weakened global economic conditions may adversely affect the P&C insurance industry, including the rate of information technology spending, which could cause our customers to defer or forego purchases of our products or services.

Our business depends on the overall demand for information technology from, and on the economic health of, our current and prospective customers. In addition, the purchase of our products is discretionary and involves a significant commitment of capital and other resources. The United States and world economies currently face a number of economic challenges, including threatened sovereign defaults, credit downgrades, restricted credit for businesses and consumers and potentially falling demand for a variety of products and services. Our customers may suffer from reduced operating budgets, which could cause them to defer or forego purchases of our products or services. Challenging global economic conditions, or a reduction in information technology spending even if economic conditions improve, could adversely impact our business, results of operations and financial condition in a number of ways, including longer sales cycles, lower prices for our products and services, material default rates among our customers, reduced sales of our products and services and lower or no growth.

Our sales cycle is lengthy and variable, depends upon many factors outside our control, and could cause us to expend significant time and resources prior to earning associated revenues.

The typical sales cycle for our products and services is lengthy and unpredictable, requires pre-purchase evaluation by a significant number of employees in our customers’ organizations, and often involves a significant operational decision by our customers. Our sales efforts involve educating our customers about the use and benefits of our products, including the technical capabilities of our products and the potential cost savings achievable by organizations deploying our products. Customers typically undertake a significant evaluation process, which frequently involves not only our products, but also those of our competitors and can result in a lengthy sales cycle. Moreover, a purchase decision by a potential customer typically requires the approval of several senior decision makers, including the board of directors of our customers. Our sales cycle for new customers is typically one to two years and can extend even longer in some cases. We spend substantial time, effort and money in our sales efforts without any assurance that our efforts will produce any sales. In addition, we sometimes commit to include specific functions in our base product offering at the request of a customer or group of customers and are unable to recognize license revenues until the specific functions have been added to our products. Providing this additional functionality may be time consuming and may involve factors that are outside of our control. The lengthy and variable sales cycle may also have a negative impact on the timing of our revenues, causing our revenues and results of operations to vary significantly from period to period.

If we are unable to continue the successful development of our direct sales force and the expansion of our relationships with our strategic partners, sales of our products and services will suffer and our growth could be slower than we project.

We believe that our future growth will depend on the continued development of our direct sales force and their ability to obtain new customers, particularly large P&C insurance carriers, and to manage our existing customer base. Our ability to achieve significant growth in revenues in the future will depend, in large part, on our success in recruiting, training and retaining a sufficient number of direct sales personnel. New hires require significant training and may, in some cases, take more than a year before becoming productive, if at all. If we are unable to hire and develop sufficient numbers of productive direct sales personnel, sales of our products and services will suffer and our growth will be impeded.

We believe our future growth also will depend on the expansion of successful relationships with system integrators. Our system integrators as channel partners help us reach additional customers. Our growth in revenues, particularly in international markets, will be influenced by the development and maintenance of this indirect sales channel. Although we have established relationships with some of the leading system integrators, our products and services compete directly against the products and services of other leading system integrators, including Accenture. We are unable to control the resources that our system integrator partners commit to implementing our products or the quality of such implementation. If they do not commit sufficient resources to these activities, our business and results of operations could fail to grow in line with our projections.

Our large customers have substantial negotiating leverage, which may require that we agree to terms and conditions that result in increased cost of sales, decreased revenues and lower average selling prices and gross margins, all of which could harm our operating results.

Some of our customers are large P&C insurance carriers with significant bargaining power in negotiations with us. In fiscal years 2013, 2012 and 2011, our top 10 customers accounted for 33%, 35% and 41% of our revenues, respectively. These customers have and may continue to seek advantageous pricing and other commercial terms and may require us to develop additional features in the products we sell to them. We have and may continue to be required to reduce the average selling price, or increase the average cost, of our products in response to these pressures. If we are unable to offset any reductions in our average selling prices or increases in our average costs with increased sales volumes and reduced costs, our results of operations could be harmed.

Our limited operating history and the evolving nature of the industry in which we operate may make it difficult to evaluate our business.

We were incorporated in 2001, and since that time have been developing products to meet the evolving demands of customers in the markets in which we operate. We sold the initial versions of ClaimCenter in 2003, PolicyCenter in 2004 and BillingCenter in 2006. This limited operating history makes financial forecasting and evaluation of our business difficult. Furthermore, because we depend in part on the market’s acceptance of our products, it is difficult to evaluate trends that may affect our business. We have limited historical financial data, and we operate in an evolving industry, and, as such, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable industry.

We have a history of significant net losses and may not be profitable in future periods.

Although we have been profitable the past four fiscal years, we have incurred significant losses in prior years, including a net loss of $11.0 million in fiscal year 2009 and a net loss of $16.9 million in fiscal year 2008. We expect that our expenses will increase in future periods as we implement initiatives designed to grow our business, including, among other things, improvement of our current products, development and marketing of new services and products, stock-based compensation expense, international expansion, investment in our infrastructure, and increased general and administrative functions. If our revenues do not sufficiently increase to offset these expected increases in operating expenses, we will incur significant losses and will not be profitable. We may choose to increase expenses in future periods to further invest in future growth, which may cause us to become unprofitable in certain periods. Our growth in revenues in recent periods should not be considered indicative of our future performance. Any failure to continue profitability may harm our business, results of operations and financial condition.

Because we derive substantially all of our revenues and cash flows from our ClaimCenter, PolicyCenter, BillingCenter and InsuranceSuite products and related services, failure of any of these products or services to satisfy customer demands or to achieve increased market acceptance would harm our business, results of operations, financial condition and growth prospects.

We derive substantially all of our revenues and cash flows from our ClaimCenter, PolicyCenter, BillingCenter and InsuranceSuite products and related services. We expect to continue to derive a substantial portion of our revenues from these products and related services. As such, increased market acceptance of these products is critical to our continued growth and success. Demand for our products is affected by a number of factors beyond our control, including the timing of development and release of new products by us and our competitors, technological change, and growth or contraction in the worldwide market for technological solutions for the P&C insurance industry. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our products, our business, results of operations, financial condition and growth prospects will be materially and adversely affected.

Our business depends on customers renewing and expanding their license and maintenance contracts for our products. A decline in our customer renewals and expansions could harm our future results of operations.

Our customers have no obligation to renew their term licenses after their license period expires, and these licenses may not be renewed on the same or more favorable terms. Moreover, under certain circumstances, our customers have the right to cancel their license agreements before they expire. We have limited historical data with respect to rates of customer license renewals, upgrades and expansions so we may not accurately predict future trends in customer renewals. In addition, our term and perpetual license customers have no obligation to renew their maintenance arrangements after the expiration of the initial contractual period, which is typically one to three years. Our customers’ renewal rates may fluctuate or decline because of several factors, including their satisfaction or dissatisfaction with our products and services, the prices of our products and services, the prices of products and services offered by our competitors or reductions in our customers’ spending levels due to the macroeconomic environment or other factors. In addition, in some cases, our customers have a right to exercise a perpetual buyout of their term licenses at the end of the initial contract term. If our customers do not renew their term licenses for our solutions or renew on less favorable terms, our revenues may decline or grow more slowly than expected and our profitability may be harmed.

Our implementation cycle is lengthy and variable, depends upon factors outside our control, and could cause us to expend significant time and resources prior to earning associated revenues.

The implementation and testing of our products by our customers lasts 6 to 24 months or longer and unexpected implementation delays and difficulties can occur. Implementing our products typically involves integration with our customers’ systems, as well as adding their data to our platform. This can be complex, time-consuming and expensive for our customers and can result in delays in the implementation and deployment of our products. Depending upon the nature and complexity of our customers’ systems and the time and resources that our customers are willing to devote to implementation of our products, the implementation and testing of our products may take significantly longer than 24 months. Historically, under the zero gross margin method, until the implementation project was completed, we recognized revenues in connection with implementing our products up to the corresponding costs of revenues and operating expenses. The lengthy and variable implementation cycle may also have a negative impact on the timing of our revenues, causing our revenues and results of operations to vary significantly from period to period.

Our product development cycles are lengthy, and we may incur significant expenses before we generate revenues, if any, from new products.

Because our products are complex and require rigorous testing, development cycles can be lengthy, taking us multiple years to develop and introduce new products or provide updates to our existing products. Additionally, market conditions may dictate that we change the technology platform underlying our existing products or that new products be developed on different technology platforms, potentially adding material expense and time to our development cycles. Moreover, development projects can be technically challenging and expensive. The nature of these development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we generate revenues, if any, from such expenses. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in the marketplace, this could materially and adversely affect our business and results of operations. Additionally, anticipated customer demand for a product we are developing could decrease or not materialize after the development cycle has commenced. Such lower customer demand may cause us to fall short of our sales targets, and we may nonetheless be unable to avoid substantial costs associated with the product’s development. If we are unable to complete product development cycles successfully and in a timely fashion and generate revenues from such future products, the growth of our business may be harmed.

Failure to meet customer expectations on the implementation of our products could result in negative publicity and reduced sales, both of which would significantly harm our business, results of operations, financial condition and growth prospects.

We provide our customers with upfront estimates regarding the duration, budget and costs associated with the implementation of our products. Failing to meet these upfront estimates and the expectations of our customers for the implementation of our products could result in a loss of customers and negative publicity regarding us and our products and services, which could adversely affect our ability to attract new customers and sell additional products and services to existing customers. Such failure could result from our product capabilities or service engagements by us, our system integrator partners or our customers’ IT employees. The consequences could include, and have included: monetary credits for current or future service engagements, reduced fees for additional product sales, and a customer’s refusal to pay their contractually-obligated license, maintenance or service fees. In addition, time-consuming implementations may also increase the amount of services personnel we must allocate to each customer, thereby increasing our costs and adversely affecting our business, results of operations and financial condition.

If we are unable to maintain vendor specific objective evidence of fair value for any undelivered element of a software order from a customer, offer certain contractual provisions to our customers, such as delivery of specified functionality, or combine multiple arrangements signed in different periods, our revenues relating to the entire software order will be deferred and recognized over future periods, reducing the revenues we recognize on a significant portion of such order in a particular quarter.

In the course of our selling efforts, we typically enter into sales arrangements pursuant to which we license our software applications and provide maintenance support and professional services. We refer to each individual product or service as an “element” of the overall sales arrangement. These arrangements typically require us to deliver particular elements in a future period. We apply software revenue recognition rules and allocate the total revenues among elements based on the objective and reliable evidence of fair value, or VSOE of fair value of each element. As we discuss further in Note 1 of Notes to Consolidated Financial Statements, if we are unable to determine the VSOE of fair value of any undelivered elements, offer certain contractual provisions to our customers, such as delivery of specified functionality, or combine multiple arrangements signed in different periods, then we may be required under U.S. generally accepted accounting principles (“U.S. GAAP”) to defer additional revenues to future periods. If we are required to defer additional revenues to future periods for a significant portion of our sales, our revenues for that quarter could fall below our expectations or those of securities analysts and investors, resulting in a decline in our stock price.

Failure to protect our intellectual property could substantially harm our business and results of operations.

Our success depends in part on our ability to enforce and defend our intellectual property rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license agreements and other contractual provisions, to do so.

We have filed, and may in the future file, patent applications related to certain of our innovations. We do not know whether any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. In addition, we may not receive competitive advantages from the rights granted under our patents and other intellectual property. Our existing patents, and any patents granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing these patents. Therefore, the exact effect of the protection of these patents cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations; however, such patent protection could later prove to be important to our business.

We also rely on several registered and unregistered trademarks to protect our brand. We have registered the trademarks Guidewire, Guidewire PolicyCenter, Guidewire ClaimCenter and Guidewire BillingCenter in the United States and Canada. We also own a U.S. trademark registration, an International Registration (with protection extended to Australia and the European Community) and a Canada trademark for the Gosu trademark. Additionally, we own an Australia trademark registration, a Hong Kong trademark registration, and a Japan trademark registration for the Guidewire trademark. We have also registered the trademark Guidewire Software in the European Community. Finally, we own international registrations, designating China, the European Community and Russia, for the Guidewire trademark, all of which are pending. Nevertheless, competitors may adopt service names similar to ours, or purchase our trademarks and confusingly similar terms as keywords in Internet search engine advertising programs, thereby impeding our ability to build brand identity and possibly leading to confusion in the marketplace. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our trademarks. Any claims or customer confusion related to our trademarks could damage our reputation and brand and substantially harm our business and results of operations.

In addition, we attempt to protect our intellectual property, technology, and confidential information by generally requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements, all of which offer only limited protection. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our confidential information, intellectual property, and technology, unauthorized third parties may gain access to our confidential proprietary information, develop and market products or services similar to ours, or use trademarks similar to ours, any of which could materially harm our business and results of operations. In addition, others may independently discover our trade secrets and confidential information, and in such cases, we could not assert any trade secret rights against such parties. Existing U.S. federal, state and international intellectual property laws offer only limited protection. The laws of some foreign countries do not protect our intellectual property rights to as great an extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as governmental agencies and private parties in the United States. Moreover, policing our intellectual property rights is difficult, costly and may not always be effective.

From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, reputation, results of operations and financial condition. If we are unable to protect our technology and to adequately maintain and protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative products that have enabled us to be successful to date.

We and our customers rely on technology and intellectual property of third parties, the loss of which could limit the functionality of our products and disrupt our business.

We use technology and intellectual property licensed from unaffiliated third parties in certain of our products, and we may license additional third-party technology and intellectual property in the future. Any errors or defects in this third-party technology and intellectual property could result in errors that could harm our brand and business. In addition, licensed technology and intellectual property may not continue to be available on commercially reasonable terms, or at all. The loss of the right to license and distribute this third party technology could limit the functionality of our products and might require us to redesign our products.

Further, although we believe that there are currently adequate replacements for the third-party technology and intellectual property we presently use and distribute, the loss of our right to use any of this technology and intellectual property could result in delays in producing or delivering affected products until equivalent technology or intellectual property is identified, licensed or otherwise procured, and integrated. Our business would be disrupted if any technology and intellectual property we license from others or functional equivalents of this software were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required either to attempt to redesign our products to function with technology and intellectual property available from other parties or to develop these components ourselves, which would result in increased costs and could result in delays in product sales and the release of new product offerings. Alternatively, we might be forced to limit the features available in affected products. Any of these results could harm our business and impact our results of operations.

Catastrophes may adversely impact the P&C insurance industry, preventing us from expanding or maintaining our existing customer base and increasing our revenues.

Our customers are P&C insurance carriers which have experienced, and will likely experience in the future, catastrophe losses that adversely impact their businesses. Catastrophes can be caused by various events, including, amongst others, hurricanes, tsunamis, floods, windstorms, earthquakes, hail, tornados, explosions, severe weather and fires. Global warming trends are contributing to an increase in erratic weather patterns globally and intensifying the impact of certain types of catastrophes. Moreover, acts of terrorism or war could cause disruptions in our or our customers’ businesses or the economy as a whole. The risks associated with natural disasters and catastrophes are inherently unpredictable, and it is difficult to predict the timing of such events or estimate the amount of loss they will generate. In the event a future catastrophe adversely impacts our current or potential customers, we may be prevented from maintaining and expanding our customer base and from increasing our revenues because such events may cause customers to postpone purchases of new products and professional service engagements or discontinue projects.

There may be consolidation in the P&C insurance industry, which could reduce the use of our products and services and adversely affect our revenues.

Mergers or consolidations among our customers could reduce the number of our customers and potential customers. This could adversely affect our revenues even if these events do not reduce the aggregate number of customers or the activities of the consolidated entities. If our customers merge with or are acquired by other entities that are not our customers, or that use fewer of our products and services, they may discontinue or reduce their use of our products and services. Any of these developments could materially and adversely affect our results of operations and cash flows.

Some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code of certain products subject to those licenses.

Some of our services and technologies may incorporate software licensed under so-called “open source” licenses, including, but not limited to, the GNU General Public License and the GNU Lesser General Public License. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. Additionally, open source licenses typically require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. These open source licenses typically mandate that proprietary software, when combined in specific ways with open source software, become subject to the open source license. If we combine our proprietary software in such ways with open source software, we could be required to release the source code of our proprietary software.

We take steps to ensure that our proprietary software is not combined with, and does not incorporate, open source software in ways that would require our proprietary software to be subject to an open source license. However, few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. Additionally, we rely on multiple software programmers to design our proprietary technologies, and although we take steps to prevent our programmers from including open source software in the technologies and software code that they design, write and modify, we do not exercise complete control over the development efforts of our programmers and we cannot be certain that our programmers have not incorporated open source software into our proprietary products and technologies or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our services and technologies and materially and adversely affect our business, results of operations and prospects.

Real or perceived errors or failures in our products, or unsatisfactory performance of our products or services could adversely affect our reputation and the market acceptance of our products, and cause us to lose customers or subject us to liability for breach of warranty claims.

Because we offer complex products, undetected errors or failures may exist or occur, especially when products are first introduced or when new versions are released. Our products are often installed and used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures or bugs in our products. Despite testing by us, we may not identify all errors, failures or bugs in new products or releases until after commencement of commercial sales or installation. In the past, we have discovered software errors, failures and bugs in some of our product offerings after their introduction.

Product errors will affect the performance of our products and could delay the development or release of new products or new versions of products, adversely affect our reputation and our customers’ willingness to buy products from us, and adversely affect market acceptance or perception of our products. In addition, because our software is used to manage functions that are critical to our customers, the licensing and support of our products may involve the risk of product liability claims. We also may face liability for breaches of our product warranties, product failures or damages caused by faulty installation of our products. Provisions in our contracts relating to warranty disclaimers and liability limitations may be unenforceable or otherwise ineffective.

Any errors or delays in releasing new products or new versions of products or allegations of unsatisfactory performance of our products or services could cause us to lose revenues or market share, increase our service costs, cause us to incur substantial costs in redesigning the products, cause us to lose significant customers, harm our reputation, subject us to liability for breach of warranty claims or damages and divert our resources from other tasks, any one of which could materially and adversely affect our business, results of operations and financial condition.

We may be obligated to disclose our proprietary source code to our customers, which may limit our ability to protect our intellectual property and could reduce the renewals of our support and maintenance services.

Our software license agreements typically contain provisions permitting the customer to become a party to, or a beneficiary of, a source code escrow agreement under which we place the proprietary source code for our products in escrow with a third party. Under these escrow agreements, the source code to the applicable product may be released to the customer, typically for its use to maintain, modify and enhance the product, upon the occurrence of specified events, such as our filing for bankruptcy, discontinuance of our maintenance services and breaching our representations, warranties or covenants of our agreements with our customers. Additionally, in some cases, customers have the right to request access to our source code upon demand. Some of our customers have obtained the source code for our products by exercising this right, and others may do so in the future.

Disclosing the content of our source code may limit the intellectual property protection we can obtain or maintain for that source code or the products containing that source code and may facilitate intellectual property infringement claims against us. It also could permit a customer to which a product’s source code is disclosed to support and maintain that software product without being required to purchase our support or maintenance services. Each of these could harm our business, results of operations and financial condition.

Incorrect or improper use of our products or our failure to properly train customers on how to implement or utilize our products could result in customer dissatisfaction and negatively affect our business, results of operations, financial condition and growth prospects.

Our products are complex and are deployed in a wide variety of network environments. The proper use of our products requires training of the customer. If our products are not used correctly or as intended, inadequate performance may result. Additionally, our customers or third-party partners may incorrectly implement or use our products. Our products may also be intentionally misused or abused by customers or their employees or third parties who are able to access or use our products. Similarly, our products are sometimes installed or maintained by customers or third parties with smaller or less qualified IT departments, potentially resulting in sub-optimal installation and, consequently, performance that is less than the level anticipated by the customer. Because our customers rely on our products, services and maintenance support to manage a wide range of operations, the incorrect or improper use of our products, our failure to properly train customers on how to efficiently and effectively use our products, or our failure to properly provide implementation or maintenance services to our customers may result in negative publicity or legal claims against us. Also, as we continue to expand our customer base, any failure by us to properly provide these services will likely result in lost opportunities for follow-on sales of our products and services.

In addition, if there is substantial turnover of customer personnel responsible for implementation and use of our products, or if customer personnel are not well trained in the use of our products, customers may defer the deployment of our products, may deploy them in a more limited manner than originally anticipated or may not deploy them at all. Further, if there is substantial turnover of the customer personnel responsible for implementation and use of our products, our ability to make additional sales may be substantially limited.

Our ability to sell our products is highly dependent on the quality of our professional services and technical support services and the support of our partners, and the failure of us or our partners to offer high-quality professional services or technical support services could damage our reputation and adversely affect our ability to sell our products and services to new customers and renew our licenses to existing customers.

If we or our system integration providers do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues, and provide effective ongoing support, our ability to sell additional products and services to existing customers would be adversely affected and our reputation with potential customers could be damaged. Once our products are deployed and integrated with our customers’ existing information technology investments and data, our customers may depend on our technical support services and/or the support of system integrators or internal resources to resolve any issues relating to our products. High-quality support is critical for the continued successful marketing and sale of our products. In addition, as we continue to expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. Many enterprise customers require higher levels of support than smaller customers. If we fail to meet the requirements of our larger customers, it may be more difficult to increase our penetration with larger customers, which is key to the growth of our revenues and profitability. As we rely more on system integrators to provide deployment and on-going support, our ability to ensure a high level of quality in addressing customer issues is diminished. Our failure to maintain high-quality implementation and support services, or to ensure that system integrators provide the same, could have a material adverse effect on our business, results of operations, financial condition and growth prospects.

If we are unable to develop, introduce and market new and enhanced versions of our products, we may be put at a competitive disadvantage.

Our success depends on our continued ability to develop, introduce and market new and enhanced versions of our products to meet evolving customer requirements. However, we cannot assure that this process can be maintained. If we fail to develop new products or enhancements to our existing products, our business could be adversely affected, especially if our competitors are able to introduce products with enhanced functionality. We plan to continue our investment in product development in future periods. It is critical to our success for us to anticipate changes in technology, industry standards and customer requirements and to successfully introduce new, enhanced and competitive products to meet our customers’ and prospective customers’ needs on a timely basis. However, we cannot assure that revenues will be sufficient to support the future product development that is required for us to be competitive. Although we may be able to release new products in addition to enhancements to existing products, we cannot assure that our new or upgraded products will be accepted by the market, will not be delayed or canceled, will not contain errors or “bugs” that could affect the performance of the products or cause damage to users’ data, or will not be rendered obsolete by the introduction of new products or technological developments by others. If we fail to develop products that are competitive in technology and price and fail to meet customer needs, our market share will decline and our business and results of operations could be harmed.

We may be subject to significant liability claims if our core system software fails and the limitation of liability provided in our license agreements may not protect us, which may adversely impact our financial condition.

The license and support of our core system software creates the risk of significant liability claims against us. Our license agreements with our customers contain provisions designed to limit our exposure to potential liability claims. It is possible, however, that the limitation of liability provisions contained in such license agreements may not be enforced as a result of international, federal, state and local laws or ordinances or unfavorable judicial decisions. Breach of warranty or damage liability or injunctive relief resulting from such claims could have a material and adverse impact on our results of operations and financial condition.

If we are unable to retain our personnel and hire and integrate additional skilled personnel, we may be unable to achieve our goals and our business will suffer.

Our future success depends upon our ability to continue to attract, train, integrate and retain highly skilled employees, particularly our management team, sales and marketing personnel, professional services personnel and software engineers. Each of our executive officers and other key employees could terminate his or her relationship with us at any time. The loss of any member of our senior management team might significantly delay or prevent the achievement of our business or development objectives and could materially harm our business. In addition, many of our senior management personnel are substantially vested in their stock option grants or other equity compensation. While we periodically grant additional equity awards to management personnel and other key employees to provide additional incentives to remain employed by us, employees may be more likely to leave us if a significant portion of their equity compensation is fully vested, especially if the shares underlying the equity awards have significantly appreciated in value. Our inability to attract and retain qualified personnel, or delays in hiring required personnel, may seriously harm our business, results of operations and financial condition.

We face intense competition for qualified individuals from numerous software and other technology companies. In addition, competition for qualified personnel is particularly intense in the San Francisco Bay Area, where our headquarters are located. Often, significant amounts of time and resources are required to train technical, sales and other personnel. We have a limited number of sales people. The loss of some of these sales people in a short period of time could have a negative impact on our sales efforts. Further, qualified individuals are in high demand. We may incur significant costs to attract and retain them, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, and we may be required to pay increased compensation in order to do so. Because of the technical nature of our products and services and the dynamic market in which we compete, any failure to attract, integrate and retain qualified direct sales, professional services and product development personnel, as well as our contract workers, could have a material adverse effect on our ability to generate sales or successfully develop new products, customer and consulting services and enhancements of existing products. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

Our ability to effectively use equity compensation to help attract and retain qualified personnel may be limited by our stockholders, and equity compensation arrangements may negatively impact our results of operations.

We intend to continue to issue stock options and restricted stock units as key components of our overall compensation and employee attraction and retention efforts. We may face pressure from stockholders, who must approve extraordinary increases in our equity compensation pool, to limit the use of equity-based compensation so as to minimize its dilutive effect on stockholders. In addition, we are required under GAAP to recognize compensation expense in our results of operations for employee share-based equity compensation under our equity grants, which may negatively impact our results of operations and may increase the pressure to limit equity-based compensation. These factors may make it more difficult or unlikely for us to continue granting attractive equity-based compensation packages to our employees, which could adversely impact our ability to attract and retain key employees. If we lose any senior executive or other key employee, our business and results of operations could be materially and adversely affected.

Failure to manage our rapid growth effectively could harm our business.

We have recently experienced rapid growth, and expect to continue to experience growth, in our number of employees and in our international operations that has placed, and will continue to place, a significant strain on our operational and financial resources and our personnel. To manage our anticipated future growth effectively, we must continue to maintain and may need to enhance our information technology infrastructure, financial and accounting systems and controls and manage expanded operations and employees in geographically distributed locations. We also must attract, train and retain a significant number of additional qualified sales and marketing personnel, professional services personnel, software engineers, technical personnel and management personnel. Our failure to manage our growth effectively could have a material adverse effect on our business, results of operations and financial condition. Our growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of new services or product enhancements. For example, since it may take as long as six months to hire and train a new member of our professional services staff, we make decisions regarding the size of our professional services staff based upon our expectations with respect to customer demand for our products and services. If these expectations are incorrect, and we increase the size of our professional services organization without experiencing an increase in sales of our products and services, we will experience reductions in our gross and operating margins and net income. If we are unable to effectively manage our growth, our expenses may increase more than expected, our revenues could decline or grow more slowly than expected and we may be unable to implement our business strategy. We also intend to continue to expand into additional international markets which, if not technologically or commercially successful, could harm our financial condition and prospects.

Our international sales and operations subject us to additional risks that can adversely affect our business, results of operations and financial condition.

We sell our products and services to customers located outside the United States and Canada, and we are continuing to expand our international operations as part of our growth strategy. In fiscal years 2013, 2012 and 2011, 28%, 30% and 34% of our revenues, respectively, were derived from outside of the United States and Canada. Our current international operations and our plans to expand our international operations subject us to a variety of risks, including:

•	increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

•	unique terms and conditions in contract negotiations imposed by customers in foreign countries;

•	longer payment cycles and difficulties in enforcing contracts and collecting accounts receivable;

•	the need to localize our products and licensing programs for international customers;

•	lack of familiarity with and unexpected changes in foreign regulatory requirements;

•	increased exposure to fluctuations in currency exchange rates;

•	the burdens of complying with a wide variety of foreign laws and legal standards;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act and other anti-corruption regulations, particularly in emerging market countries;

•	import and export license requirements, tariffs, taxes and other trade barriers;

•	increased financial accounting and reporting burdens and complexities;

•	weaker protection of intellectual property rights in some countries;

•	multiple and possibly overlapping tax regimes; and

•	political, social and economic instability abroad, terrorist attacks and security concerns in general.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these risks could harm our international operations and reduce our international sales, adversely affecting our business, results of operations, financial condition and growth prospects.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Item 7 of our Annual Report on Form 10-K and Note 1 of Notes to Consolidated Financial Statements, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenues and expenses that are not readily apparent from other sources. Because our customer contracts are highly negotiated, they often include unique terms and conditions that require judgment with respect to revenue recognition. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.

We incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance initiatives.

As a public company, we incur legal, accounting and other expenses that we did not incur as a private company. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as well as rules subsequently implemented by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, impose additional requirements on public companies, including specific corporate governance practices. During fiscal year 2013, we were required to comply with Section 404 of the Sarbanes-Oxley Act and incurred costs to implement additional internal controls as well as to obtain an independent auditors report on our internal control over financial reporting. Additionally, the listing requirements of the New York Stock Exchange require that we satisfy numerous corporate governance requirements. Our management and other personnel will continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal, accounting and financial compliance costs and make some activities more time-consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to our stockholders.

We may need additional financing to execute on our current or future business strategies, including to:

•	hire additional personnel;

•	develop new or enhance existing products and services;

•	enhance our operating infrastructure;

•	acquire businesses or technologies; or

•	otherwise respond to competitive pressures.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we incur additional funds through debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, when we desire them, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products and services, or otherwise respond to competitive pressures would be significantly limited. Any of these factors could harm our results of operations.

If we fail to maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected.

Preparing our consolidated financial statements involves a number of complex manual and automated processes, which are dependent upon individual data input or review and require significant management judgment. One or more of these elements may result in errors that may not be detected and could result in a material misstatement of our consolidated financial statements. The Sarbanes-Oxley Act requires, among other things, that as a publicly-traded company we disclose whether our internal control over financial reporting and disclosure controls and procedures are effective.

If a material misstatement occurs in the future, we may fail to meet our future reporting obligations, we may need to restate our financial results and the price of our common stock may decline. Any failure of our internal controls could also adversely affect the results of the periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act, which became applicable to us beginning with the filing of our Annual Report on Form 10-K for the fiscal year ended July 31, 2013. Effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. Furthermore, any potential transition in enterprise resource planning or other major operational system could impact the timely generation of our financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

If tax laws change or we experience adverse outcomes resulting from examination of our income tax returns, it could adversely affect our results of operations.

We are subject to federal, state and local income taxes in the United States and in foreign jurisdictions. Our future effective tax rates and the value of our deferred tax assets could be adversely affected by changes in tax laws. In addition, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Significant judgment is required in determining our worldwide provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws or challenges from tax authorities under existing tax laws could adversely affect our business, financial condition and results of operations.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by manmade problems such as computer viruses or terrorism.

Our corporate headquarters and the majority of our operations are located in the San Francisco Bay Area, a region known for seismic activity. A significant natural disaster, such as an earthquake, tsunami, fire or a flood, could have a material adverse impact on our business, results of operations and financial condition. In addition, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Acts of terrorism could cause disruptions in our or our customers’ business or the economy as a whole. To the extent that such disruptions result in delays or cancellations of customer orders, or the deployment of our products, our business, results of operations and financial condition would be adversely affected.

Risks Related to this Offering and Our Common Stock

Our stock price may be volatile, which could result in securities class action litigation against us.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this report, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may become the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.

Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Based on the number of shares outstanding as of July 31, 2013, upon the closing of this offering, we will have outstanding 65,673,009 shares of common stock (or 66,837,568 shares of common stock if the underwriters exercise in full their option to purchase additional shares from us). The shares of our common stock being sold in this offering may be resold immediately in the public market unless they are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act.

Subject to certain exceptions described under the caption “Underwriting,” we and our directors and executive officers, who together beneficially owned approximately 3.8 million shares of our common stock as of July 31, 2013, have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of J.P. Morgan Securities LLC for a period of 90 days from the date of this prospectus. When the lock-up period expires, we and our directors and executive officers will be able to sell our shares in the public market. In addition, J.P. Morgan Securities LLC may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of such shares upon expiration, or the perception that such sales may occur, or early release, of the lock-up could cause our share price to decline or make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We also may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, an acquisition, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if one or more analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of the research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.

Our management will have broad discretion over the use of the proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management generally will have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment. Except as described in the section of this prospectus captioned “Use of Proceeds,” we have not allocated the net proceeds from this offering for any specific purposes. Until we use the net proceeds to us from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. Consequently, the only opportunity to achieve a return on investment in our company will be if the market price of our common stock appreciates and shares are sold at a profit.

Certain provisions of our certificate of incorporation and bylaws and of Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or delay attempts by stockholders to replace or remove our current management or members of our board of directors. These provisions include:

•	providing for a classified board of directors with staggered three-year terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	not providing for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

authorizing our board of directors to issue, without stockholder approval, preferred stock rights senior to those of common stock, which could be used to significantly dilute the ownership of a hostile acquirer;

•	prohibiting stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

limiting the persons who may call special meetings of stockholders, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

requiring advance notification of stockholder nominations and proposals, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

The affirmative vote of the holders of at least 66 2/3% of our shares of capital stock entitled to vote is generally necessary to amend or repeal the above provisions that are contained in our amended and restated certificate of incorporation. Also, absent approval of our board of directors, our amended and restated bylaws may only be amended or repealed by the affirmative vote of the holders of at least 50% of our shares of capital stock entitled to vote.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding common stock, from engaging in certain business combinations without approval of substantially all of our stockholders for a certain period of time.

These and other provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of common stock that we are offering will be approximately $363.9 million, or approximately $418.6 million if the underwriters’ option to purchase additional shares from us is exercised in full, based on the public offering price of $48.75 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital, research and development and capital expenditures. The amount and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business. In addition, we may use a portion of the net proceeds to acquire or invest in complementary companies, product lines, products or technologies. However, we have no understandings or agreements with respect to any such acquisition or investment.

Pending their use, we plan to invest our net proceeds from this offering in interest-bearing obligations, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has traded on the NYSE under the symbol “GWRE” since January 25, 2012. The following table sets forth the high and low sales price per share of our common stock as reported on the NYSE for the periods indicated:

	Fiscal Year 2014(1)		Fiscal Year 2013		Fiscal Year 2012(2)
	High	Low	High	Low	High	Low
First Quarter	$50.41	$42.33	$33.15	$24.00	$—	$—
Second Quarter	$—	$—	$34.54	$25.46	$18.50	$16.45
Third Quarter	$—	$—	$41.20	$30.25	$38.13	$18.00
Fourth Quarter	$—	$—	$45.73	$37.31	$29.50	$22.40

(1)	First quarter fiscal year 2014 stock prices shown reflect prices from August 1, 2013 through October 22, 2013.

(2)	Fiscal year 2012 stock prices shown reflect prices subsequent to our IPO on January 25, 2012.

On October 22, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $49.24 per share. As of July 31, 2013, we had 132 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of July 31, 2013 on:

•	an actual basis;

•

on an as adjusted basis, giving effect to our receipt of the net proceeds from the sale by us in this offering of 7,763,732 shares of common stock at the public offering price of $49.24 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of July 31, 2013
	Actual	As adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents	$79,767	$443,695

Short-term and long-term debt	$—	$—
Common stock, $0.0001 par value; 500,000,000 shares authorized, 57,909,277 shares issued and outstanding, actual; and 500,000,000 shares authorized, 65,673,009 shares issued and outstanding, as adjusted	6	6
Additional paid-in capital	237,769	601,697
Accumulated other comprehensive loss	(1,558)	(1,558)
Accumulated deficit	(7,788)	(7,788)

Total stockholders’ equity	228,429	592,357

Total capitalization	$228,429	$592,357

The number of shares of our common stock to be outstanding following this offering is based on 57,909,277 shares of our common stock outstanding as of July 31, 2013 and excludes:

•	3,763,228 shares of common stock issuable upon the exercise of options outstanding with a weighted average exercise price of $6.74 per share;

•	3,921,101 shares of common stock issuable upon the vesting of outstanding restricted stock units, or RSUs;

•	106,500 shares of common stock issuable upon the vesting of outstanding performance share units, or PSUs; and

•	9,194,058 shares of our common stock reserved for future issuance under our 2011 Stock Plan and any future increase in shares reserved for issuance under such plan.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. For more detailed information, please see our amended and restated certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Immediately following the completion of this offering, our authorized capital stock will consist of 525,000,000 shares with a par value of $0.0001 per share, of which:

•	500,000,000 shares are designated as common stock, and

•	25,000,000 shares are designated as preferred stock.

At July 31, 2013, we had 57,909,277 shares of common stock issued and outstanding, held of record by 132 stockholders.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 25,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

Certain holders of our common stock, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an investor rights agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand registration rights.    Certain holders of our common stock, or their permitted transferees, are entitled to demand registration rights. Under the terms of the investors’ rights agreement, we will be required, upon the written request of holders of fifty percent (50%) or more of these shares, to use our best efforts to file a registration statement and use reasonable, diligent efforts to effect the registration of all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the investors’ rights agreement. We are not required to effect a demand registration prior to July 22, 2012, 180 days after the completion of our initial public offering.

Short form registration rights.    Certain holders of our common stock, or their permitted transferees, are also entitled to short form registration rights. If we are eligible to file a registration statement on Form S-3, upon the written request of any of these holders to sell registrable securities at an aggregate price of at least $500,000, we will be required to use our best efforts to effect a registration of such shares. We are required to effect only two registrations pursuant to this provision of the investors’ rights agreement.

Piggyback registration rights.    Certain holders of our common stock, or their permitted transferees, are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Indemnification.    Our investors’ rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights.    The registration rights granted under the investors’ rights agreement will terminate on the earlier of (i) the seventh anniversary of our initial public offering and (ii) with respect to any holder of registrable securities, the date on which all registrable securities held by such holder can be sold in any three month period without registration under Rule 144.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Limits on ability of stockholders to call a special meeting.    Our bylaws provide that special meetings of the stockholders may be called only by a majority of the board of directors then in office. These restrictions may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals.    Our bylaws establish advance notice procedures with respect to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders.

These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting the preceding year. As a result, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No cumulative voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not expressly provide for cumulative voting.

Board Composition and Filling Vacancies.    Our certificate of incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders.    Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Amendment to Certificate of Incorporation and Bylaws.    Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment, and not less than 66 2/3% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment.

Undesignated Preferred Stock.    Our certificate of incorporation provides for 25,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock.

The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•

before the stockholder became interested, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “GWRE.”

MATERIAL UNITED STATES FEDERAL INCOME TAX AND ESTATE TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax and estate tax considerations applicable to the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of common stock that is:

•	a non-resident alien individual;

•	a corporation or other entity taxable as a corporation created or organized outside the United States and not under the laws of the United States or any political subdivision thereof; or

•	a foreign estate or trust the income of which is not subject to U.S. federal income tax on a net income basis.

Distributions

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock, subject to the tax treatment described below in “Gain on Disposition of Common Stock.”

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN (or a successor form) or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment maintained by you in the United States) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI (or a successor form) or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

In general, we would be a USRPHC if interests in U.S. real property comprised at least 50% of the fair market value of our assets. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period described above.

If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Taxation of our Common Stock Held by or Through Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”) generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities (or to an applicable foreign taxing authority in connection with an effective intergovernmental agreement between the United States and the government of such foreign taxing authority) substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or another exception applies. FATCA also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a foreign entity that is not a financial institution unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity or another exception applies. Under certain transition rules, any obligation to withhold under FATCA with respect to dividends on our common stock will not begin until July 1, 2014 and with respect to gross proceeds on a disposition of our common stock will not begin until January 1, 2017. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	3,493,680
Deutsche Bank Securities Inc.	2,639,669
UBS Securities LLC	543,461
Stifel, Nicolaus & Company, Incorporated	543,461
Pacific Crest Securities, Inc.	543,461

Total	7,763,732

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $1.08225 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to purchase up to 1,164,559 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares from us. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are $1.80375 per share. The following table shows the per share and total underwriting discounts and commissions payable by us to the underwriters in connection with this offering assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares from us.

	Without Option Exercise	With Full Option Exercise
Per Share	$1.80375	$1.80375
Total	$14,003,832	$16,104,405

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $550,000, all of which is payable by us.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and our directors and executive officers have agreed that we will not, subject to limited exceptions, including an exception allowing for sales or transfers pursuant to a trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in existence as of the date hereof, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences associated with the ownership of any shares of common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in case or otherwise, without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol “GWRE.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, or purchasing and selling shares of, common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares from us referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares from us, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares from us. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received or will receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the European Union Prospectus Directive (the EU Prospectus Directive) was implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Goodwin Procter LLP, Menlo Park, California. Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California is representing the underwriters in this offering.

EXPERTS

The consolidated financial statements of Guidewire Software, Inc. and subsidiaries as of July 31, 2013 and 2012, and for each of the years in the three-year period ended July 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any other filings required by the SEC. We make available on our Investor Relations website, free of charge, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on or accessible through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any related free writing prospectus.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above or at the SEC’s website described above. Statements contained herein concerning any document filed or incorporated by reference as an exhibit to the registration statement do not purport to be complete, and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the fiscal year ended July 31, 2013;

(b)	portions of the Definitive Proxy Statement on Schedule 14A filed with the SEC on October 30, 2012 incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended July 31, 2012; and

(c)	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 9, 2012, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning Guidewire Software, Inc., 1001 East Hillsdale Blvd., Suite 800, Foster City, CA 94404, Attention: Investor Relations, (650) 357-6100, or by visiting our website at www.guidewire.com. However, the information on or accessible through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any related free writing prospectus.

7,763,732 Shares

Common Stock

Prospectus

J.P. Morgan		Deutsche Bank Securities

UBS Investment Bank	Stifel	Pacific Crest Securities